SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           REGENCY REALTY CORPORATION
                (Name of Registrant as Specified in Its Charter)
                   ------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            ___________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies:

            ___________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ___________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction:

            ___________________________________________________________________

      (5)   Total Fee Paid:

      (6)   ___________________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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      (4)   Date filed:

            ___________________________________________________________________

                           REGENCY REALTY CORPORATION

                                 ---------------


                           NOTICE AND PROXY STATEMENT


                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 2000


TO THE HOLDERS OF COMMON STOCK:

         PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Realty Corporation (the "Company" or "Regency") will be held on Wednesday,
May 3, 2000, at 10:00 A.M., local time, in the second floor Auditorium of the Modis Building, Independent Square, One Independent Drive, Jacksonville, Florida.

         The meeting will be held for the following purposes:

         1. To elect four Class I Directors to serve terms expiring at the annual meeting of shareholders to be held in 2003, and until their successors have been elected and qualified.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The shareholders of record at the close of business on March 22, 2000 will be entitled to vote at the annual meeting.

         We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. You may also vote via the internet, or by telephone, as instructed on the enclosed proxy. If you are able to attend the meeting, you may revoke your proxy and vote in person.

                                       By Order of the Board of Directors,


                                       J. Christian Leavitt
                                       Senior Vice President, Secretary
                                         and Treasurer

Dated:   April 3, 2000

                                TABLE OF CONTENTS

                                                                            Page

VOTING SECURITIES ............................................................1
    Standstill................................................................4

ELECTION OF DIRECTORS ........................................................4
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ......................9
    Annual Incentive Component...............................................10

    Long-Term Incentive Component............................................11

COMPARATIVE STOCK PERFORMANCE ...............................................12

EXECUTIVE COMPENSATION ......................................................13
    Compensation Committee Interlocks and Insider Participation..............16

CERTAIN TRANSACTIONS ........................................................16
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ....................................17
OTHER MATTERS ...............................................................18
SHAREHOLDER PROPOSALS .......................................................18
ANNUAL REPORT ...............................................................18
EXPENSES OF SOLICITATION ....................................................18

                           REGENCY REALTY CORPORATION

                       121 West Forsyth Street, Suite 200

                          Jacksonville, Florida 32202


                                 ---------------


                      PROXY STATEMENT FOR ANNUAL MEETING OF

                       SHAREHOLDERS TO BE HELD MAY 3, 2000


         This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of Regency Realty Corporation on or about April 3, 2000 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the 2000 annual meeting of shareholders of the Company. The meeting will be held on Wednesday, May 3, 2000, at 10:00 A.M., local time, in the second floor Auditorium of the Modis Building, Independent Square, One Independent Drive, Jacksonville, Florida.

         The Board of Directors has designated Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by (1) giving written notice to the Secretary of the Company, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. If you have access to the Internet you may vote your proxy electronically at the address on your proxy card. Please follow the directions on your proxy card carefully.

         If necessary, the holders of the proxies may vote in favor of a proposal to adjourn the meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the meeting. If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have effectively been revoked or withdrawn).

                                VOTING SECURITIES

         The record of shareholders entitled to vote was taken at the close of business on March 22, 2000. At such date, the Company had outstanding and entitled to vote 56,510,825 shares of common stock, $.01 par value, 537,107 shares of Series 1 Cumulative Convertible Redeemable Preferred Stock, $.01 par value (the "Series 1 Preferred Stock"), and 960,000 shares of Series 2 Cumulative Convertible Redeemable Preferred Stock, $.01 par value (the "Series 2 Preferred Stock"). The Series 1 Preferred Stock and the Series 2 Preferred Stock vote together with the common stock as a single class (the "Voting Stock"). Each share of Voting Stock entitles the holder to one vote. Holders of a majority of the outstanding Voting Stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

         The following table shows certain information relating to the beneficial ownership as of March 22, 2000 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Voting Stock, (ii) each Director and nominee, (iii) each of the named executive officers shown in the Summary Compensation Table elsewhere in this proxy statement, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

                Amount and Nature of Shares Beneficially Owned(1)

                                                                                                                     Percent of
                                                    Number of                                                        Outstanding
                                  Title of           Shares              Right to      Restricted     Percent          Voting
          Name                     Class             Owned(2)            Acquire        Stock(4)      of Class         Shares
          ----                    --------          ---------            --------      ----------     --------       -----------

Security Capital U.S. Realty       Common         34,378,236(5)           -               -            60.8%           59.3%
("SC-USRealty")(5)

Martin E. Stein, Jr.               Common            734,439(6)          213,050          -             1.7%            1.6%
Mary Lou Fiala                     Common              5,701              27,830       20,225            *               *
Thomas B. Allin                    Common              2,313                 -               -           *               *
Raymond L. Bank                    Common              5,640               4,000          -              *               *
A. R. Carpenter                    Common             13,362               7,000          -              *               *
Jeffrey A. Cozad                   Common              2,217               2,730          -              *               *
J. Dix Druce                       Common             30,227               7,000          -              *               *
John T. Kelley, III                Common             38,991               2,543          -              *               *
Douglas S. Luke                    Common             31,163               6,044          -              *               *
John C. Schweitzer                 Common             12,500               1,920          -              *               *
Lee S. Wielansky                   Common             38,182              62,813          -              *               *
Terry N. Worrell                   Common              4,149             369,743           -             *               *
Bruce M. Johnson                   Common             81,865              86,353        9,092            *               *
All directors and                  Common          1,000,749             791,026       29,317           3.2%            3.1%
Executive Officers as a
group (a total of 13
persons)

------------------------
*Less than one percent

(1) Information presented in this table and related notes has been obtained from the beneficial owner and from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)     Excludes shares that:

          o     are restricted stock holdings,

          o     may be acquired through stock option exercises, or

          o may be acquired upon conversion of limited partnership interests in Regency Centers, L.P.

(3)     Shares that can be acquired:

          o     through stock option exercises through May 21, 2000, or

          o through conversion of limited partnership interest in Regency Centers, L.P., or

          o through conversion of Series 1 Preferred Stock or Series 2 Preferred Stock.

(4) Shares subject to a vesting schedule, forfeiture risk and other restrictions.

(5) Includes the following shares which are held by wholly-owned subsidiaries of Security Capital Holdings, S.A., a wholly-owned subsidiary of Security Capital U.S. Realty:

              2,037,600 shares held by Security Capital Shopping Center I Sarl

              2,037,600 shares held by Security Capital Shopping Center II Sarl

              2,037,600 shares held by Security Capital Shopping Center III Sarl

              2,037,600 shares held by Security Capital Shopping Center IV Sarl

              2,037,600 shares held by Security Capital Shopping Center V Sarl

              2,033,828 shares held by Security Capital Shopping Center VI Sarl

        The business address of SC-US Realty and each of the listed Security Capital subsidiaries is 25b boulevard Royal, Luxembourg L-2449.

(6) Includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

          o 160,263 shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by The Regency Square II (Nevada) Limited Partnership, the sole general partner of which is a corporation in which all of the outstanding stock is owned by Mr. Stein and members of his family.

          o 307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II and a trustee of a trust which is also a general partner.

          o 108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II and a trustee of a trust which is also a general partner.

Standstill

         SC-USRealty has agreed to a five-year "standstill" ending September 10, 2001 (renewable for additional one-year terms) in its Stockholders Agreement with the Company, as amended. A "standstill" is an agreement by a shareholder to refrain from changing its position, most frequently involving an agreement not to acquire additional shares and/or not to take certain actions relating to management or control, such as replacing one or more members of the Board of Directors. Under the terms of SC-USRealty's standstill, SC-USRealty may not, among other things, (1) acquire more than 60% of the Company's outstanding common stock on a fully diluted basis, (2) transfer shares in a negotiated transaction that would result in any transferee beneficially owning more than 9.8% of the Company's capital stock unless the Company approves the transfer, in its sole discretion, (3) act in concert with any third parties as part of a 13D group, or (4) seek to change the composition or size of the Board of Directors, except as provided in the Stockholders Agreement with respect to SC-USRealty's representation on the Board. During the standstill term, SC-USRealty is generally required to vote its shares of common stock in accordance with the recommendation of the Company's Board of Directors or proportionally in accordance with the vote of the other holders of the common stock except (1) with respect to the election of SC-USRealty's nominees to the Company's Board (as to which SC-USRealty can vote its shares in its sole discretion); (2) with respect to any amendment to the Company's Articles of Incorporation or Bylaws that would reasonably be expected to materially adversely affect SC-USRealty; and (3) certain extraordinary matters (as to which SC-USRealty may vote common stock owned by it, not to exceed 49% of the outstanding shares, in its sole discretion).

         SC-USRealty's standstill requires it to vote at the annual meeting for the Board of Directors' nominees (other than SC-USRealty's representatives) or vote proportionally for such nominees in accordance with the vote of the other shareholders.

         SC-USRealty's standstill provides for automatic termination prior to the end of its stated term upon the occurrence of certain events, including the acquisition by another person or group of 9.8% or more of the voting power of the Company's outstanding voting securities.

                              ELECTION OF DIRECTORS

         The Company's Amended and Restated Articles of Incorporation divide the Board of Directors into three classes, as nearly equal as possible. At the meeting, four Class I Directors will be elected to serve for terms of three years and until their successors are elected and qualified. The Board of Directors has nominated Mary Lou Fiala, Douglas S. Luke, Lee Wielansky and Terry
N. Worrell to stand for reelection as Class I Directors. All nominees are presently directors. Ms. Fiala and Mr. Luke were elected at the 1997 annual meeting of shareholders, Mr. Wielansky was elected at the 1998 annual meeting of shareholders and Mr. Worrell was elected at the 1999 annual meeting of shareholders. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

         The accompanying proxy will be voted, if authority to do so is not withheld, for the election as Directors of each of the Board's nominees.

Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

         Information concerning all incumbent Directors and all nominees for Director, based on data furnished by them, is set forth below. Under the terms of a Stockholders Agreement between the Company and SC-USRealty, SC-USRealty has the right, under certain circumstances, to nominate for election by shareholders its proportionate share of the members of the Board (generally not fewer than two, nor more than 49% of the Directors). Mr. Allin and Mr. Cozad have been designated by SC-USRealty as its representatives to the Company's Board of Directors. SC-USRealty currently has the right to designate three more members to the Board of Directors but has chosen not to do so. In connection with the Company's acquisition of assets from Branch Properties, L.P. ("Branch") in March 1997, Opportunity Capital Partners II Limited Partnership, a Maryland limited partnership ("OCP"), acquired shares of common stock in exchange for its interest in Branch. OCP has the right to nominate one member of the Board so long as it retains the shares of common stock received in connection with the Branch transaction. Mr. Raymond Bank has been designated by OCP as its representative to the Company's Board of Directors. In accordance with the Agreement and Plan of Merger between Regency and Pacific Retail Trust ("Pacific Retail"), Pacific Retail named Mr.
Kelley, Mr. Schweitzer, and Mr. Worrell as its representatives to the Board.

         The Board of Directors of the Company recommends a vote "for" the election of each of its nominees. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.


MARTIN E. STEIN, JR.
Director since 1993; Class II term expiring 2001

         Mr. Stein, age 47, is Chairman of the Board and Chief Executive Officer of the Company. He served as President of the Company from its initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of the Company's predecessor real estate division since 1981, and Vice President from 1976 to 1981. He is a Director of FRP Properties, Inc., a publicly held transportation and real estate company.


MARY LOU FIALA
Director since 1997; standing for re-election to Class I term expiring 2003

         Ms. Fiala, age 48, became President and Chief Operating Officer of the Company in January 1999. Prior to joining the Company she was Managing Director
- Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Ms. Fiala was Senior Vice President and Director of Stores, New England - Macy's East/ Federated Department Stores from 1994 to March 1997. From 1976 to 1994, Ms. Fiala held various merchandising and store operations positions with Macy's/ Federated Department Stores.

THOMAS B. ALLIN
Director since 1999; Class III term expiring 2002

         Mr. Allin, age 50, became Managing Director of Security Capital Group Incorporated, a publicly held real estate research, investment and operating management company, in December 1998. He served as President of Strategic Hotel Capital Incorporated, a privately held owner of luxury and upscale full service hotels, from April 1998 to November 1998, and President and Chief Executive Officer of Gordon Biersch Brewing Company, a regional microbrewery and restaurant operation located in California, from 1996 to 1998. From 1973 to 1996, Mr. Allin was Senior Vice President and Zone Manager of the Western Zone for McDonald's Corporation, spending 15 years in Europe where he launched the McDonald's System in France and later was responsible for the direction and support of 20 European countries, as well as the development of new markets in Africa and the Middle East.


RAYMOND L. BANK
Director since 1997; Class II term expiring 2001

         Mr. Bank, age 46, has been President and Chief Operating Officer of Merchant Development Corporation, a venture capital and buy-out firm focusing on consumer retail, direct marketing, and service companies, since 1994. He has also served as President of Raymond L. Bank Associates, Inc., a consulting firm serving a diverse clientele in corporate development, retail, and direct marketing strategies, since 1991. He is a Director of OfficeMax, Inc.


A. R. CARPENTER
Director since 1993; Class II term expiring 2001

         Mr. Carpenter, age 58, is Vice Chairman (since July 1999) of CSX Corporation. From 1962 until July 1999 he held a variety of positions with CSX Transportation, Inc., including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to
1992). Mr. Carpenter is a Director of Florida Rock Industries, Inc., Stein Mart, Inc. and Birmingham Steel Corporation.


JEFFREY A. COZAD
Director since 1999; Class III term expiring 2002

         Mr. Cozad, age 35, has been Director of Security Capital U.S. Realty since June 1996 and of Security Capital Holdings since April 1997, and Managing Director of Security Capital U.S. Realty and Security Capital Holdings since June 1996. He was Senior Vice President of Security Capital Markets Group Incorporated from June 1995 to June 1996 and Vice President of Security Capital Group from August 1991 to June 1995. Prior to joining Security Capital Group, Mr. Cozad was with LaSalle Partners Incorporated, where he provided corporate real estate services to major institutions.

J. DIX DRUCE, JR
Director since 1993; class II term expiring 2001

         Mr. Druce, age 52, has been President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, since 1988, and President and Director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, since October 1992. He was President and Director (Chairman from May 1989 to July 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and Director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991.


JOHN T. KELLEY, III
Director since 1999; Class III term expiring 2002

         Mr. Kelley, age 59, was Chairman of Pacific Retail Trust's Board of Trustees prior to its merger into the Company in February 1999. He is a Trustee of Archstone Communities Trust, an Advisory Trustee of Prologis Trust and a Director of Security Capital Group Incorporated. From 1987 to 1991 he was Chairman of the Board of Kelley-Harris Company, Inc., a real estate investment company, and from 1968 to 1987 he was Managing Director of LaSalle Partners Limited, specializing in corporate real estate services.


DOUGLAS S. LUKE
Director since 1993; standing for re-election to Class I term expiring 2000

         Mr. Luke, age 58, is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida based diversified private investment and management company with interests in securities, real estate and operating businesses from 1991 to 1998. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is Director of Orbital Sciences Corporation, a space systems company, and Westvaco Corporation, a diversified paper and chemicals manufacturing company.


JOHN C. SCHWEITZER
Director since 1999; Class III term expiring 2002

         Mr. Schweitzer, age 55, was a member of Pacific Retail Trust's Board of Trustees prior to its merger into the Company in February 1999. He is President of Westgate Corporation and Managing Partner of Campbell Capital, Ltd., which holds investments in real estate and venture capital operations. Mr. Schweitzer is a Trustee of Archstone Communities Trust, and a Director of Homestead Village Incorporated, Chase Bank of Texas-Austin, Texas Christian University, Fort Worth, Texas and KLRJ Austin Public Television. He previously served as a director or officer of many public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation and Enerserv Products.

LEE S. WIELANSKY
Director since 1998; standing for re-election to Class I term expiring 2003

         Mr. Wielansky, age 49, has been Managing Director - Investments of the Company since March 1998. He was President and Chief Executive Officer of Midland Development Group, Inc. from 1983 to March 1998. Mr. Wielansky is a Director of Allegiant Bancorp, Inc.


TERRY N. WORRELL
Director since 1999; standing for election to Class I term expiring 2003

         Mr. Worrell, age 55, was a member of Pacific Retail Trust's Board of Trustees prior to its merger into the Company in February 1999. He is a private investor in commercial properties and other business ventures. From 1974 to 1989 he was President and CEO of Sound Warehouse of Dallas, Inc. prior to its purchase by Blockbuster Music.



Section 16(a) Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Securities Exchange Act, a Form 4 reporting the acquisition or disposition of Company securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the 10th day after the end of the month in which the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company's fiscal year. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 1999 fiscal year all applicable
Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

Board of Directors and Standing Committees.

         The Board held four regular meetings and three special meetings during 1999. All Directors attended at least 75% of all meetings of the Board and Board committees on which they served during 1999.

         The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below. Members of these committees will be elected annually at the regular Board meeting held in conjunction with the annual shareholders' meeting.

         Executive Committee. The Executive Committee presently is comprised of Martin E. Stein, Jr. (Chairman) or Mary Lou Fiala if Mr. Stein is unavailable, one independent non-SC-USRealty Director, and any one independent Director nominee of SC-USRealty. The Executive Committee met once during 1999. The Executive Committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring Board approval. The Executive Committee may not exercise functions reserved under Florida law for the full Board of Directors and, in addition, may not declare dividends.

         Audit Committee. The Audit Committee presently is comprised of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, and Douglas S. Luke, none of whom is an officer of the Company. The Audit Committee met twice during 1999. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors, and reviewing the annual audit with the auditors.

         Nominating Committee. The Nominating Committee presently is comprised of John C. Schweitzer (Chairman), Thomas B. Allin, A. R. Carpenter, John T. Kelley, III and Martin E. Stein, Jr. The Nominating Committee, which makes nominations for election of Directors, also has responsibility for accepting nominations from shareholders. The Nominating Committee met once during 1999. The Company's Bylaws require that any nominations by shareholders be delivered to the Company no later than the deadline for submitting shareholder proposals. See "Shareholder Proposals."

         Compensation Committee. The Compensation Committee presently is comprised of John C. Schweitzer (Chairman), Thomas B. Allin, A. R. Carpenter and John T. Kelley, III. The Compensation Committee held four meetings during 1999 to review annual performance and to review and approve changes to the Company's current executive compensation plans. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual bonus and long term compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and Directors of the Company are eligible to participate, as well as makes grants of employee stock options and other stock awards under the Company's Long Term Omnibus Plan.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for evaluating and establishing appropriate levels of executive compensation and other benefit plans of the Company. The Committee is comprised entirely of independent non-employee Directors.

Compensation Philosophy

         The Company's executive compensation program is incentive based, and has been designed to attract, motivate, reward and retain executives who are result-oriented and capable of achieving the Company's key objectives.

         The Committee evaluates and establishes the Company's executive compensation program based upon current market information including comparative executive compensation studies provided by Arthur Andersen. Regency's program is comprised of base salary, an annual incentive bonus and a long-term incentive component. The annual and long-term incentive compensation are primarily variable in nature, and designed to effectuate a pay-for-performance philosophy. This program considers management's ability to grow funds from operations per share (FFO is the most widely-accepted measure of performance for real estate investment trusts), position the Company for future FFO per share growth, and strengthen the Company's capital structure. The Company's philosophy is that the consistent achievement of these objectives should over time result in total shareholder returns that are above the average for shopping center REITs.

1999 Operating Results

         The Committee is pleased with Regency's 1999 financial, operating, and development results. Funds from operations ("FFO") increased to $141 million from $67 million in 1998 while per share FFO grew by 9.1% to $2.45. As important was the remarkable progress the Company made building upon its merger with Pacific Retail Trust to enhance the Company's development and operating programs. These efforts established Regency as the leading national owner, operator, and developer focused on neighborhood retail centers.

         Regency generated significant profitable growth from its customer driven development program. 15 shopping center developments and build-to-suits at a cost $161 million were completed. These properties were 98% leased, and generated an annualized unleveraged return on investment of 11.1%. Regency realized $17.8 million in profits and fees from the sale of developments, outparcels, and retailer services. $278 million of new developments, represent-ing a 27% increase over 1998 were commenced. This activity was the result of Regency growing its relationships with leading supermarket chains such as Publix, Kroger, Safeway, and Albertsons.

         The value of the existing portfolio increased substantially. Rental revenues and net operating income more than doubled to $278.9 million and $211.5 million, respectively. This growth was generated from the effective assimilation of Pacific Retail's high quality, 80 property, 8 million square foot portfolio and from same property NOI growth of 4.3%. The operating portfolio was 95% leased. To achieve these results, in excess of 950 new leases and renewals were signed for over 2.8 million square feet at 7.6% higher rents. Regency's "Preferred Customer Initiative" furthered the Company's relationship with key side shop retailers like Hallmark and Starbucks.

         The balance sheet was strengthened in a difficult capital market environment. Regency's debt to asset ratio was reduced to a conservative
37% from 42%. The line of credit was expanded on favorable terms to $635 million from $300 million. Over $450 million of long term capital was cost effectively raised in the form of $250 million of 5 and 10 year notes at 7.47% and $210 million of Perpetual Preferred Units at 8.94%. Standard and Poors upgraded Regency's unsecured debt rating to BBB.

Annual Incentive Component

         Base Salary. Base salaries of executives are reviewed annually by the Committee. In determining appropriate base salaries, the Committee considers external competitiveness in relation to the Company's current financial condition and capital resources, the roles and responsibilities of the individual, the contributions of the individual to the Company's business, an analysis of job requirements and the individual's prior experience and accomplishments.

         Annual Performance Bonus. To provide additional incentive to achieve outstanding performance, the Committee also makes cash bonus awards based on corporate, group and individual performance. The compensation plan established by the Committee in 1999 establishes target cash bonuses based on achievement of quantitative and qualitative financial and operational goals for the Company and, where appropriate, those activities of the Company managed by the executive. As a result of 1999 operating performance, executive officers received bonuses equal to approximately 130% of established targets.

Long-Term Incentive Component

         Stock Options and Dividend Equivalents. In 1999, the Company granted stock options to executives as part of their performance review. Options are granted at fair market value on the date of grant, vest 25% per year, and expire after 10 years. These options also receive dividend equivalents equal to the Company's dividend yield less the average dividend yield of the S&P 500. Dividend equivalents are funded in Company common stock, and vest at the same rate as the options upon which they are based.

         Restricted Stock Plan. The Company granted restricted stock to certain executive officers in 1999 based on their position and their contribution to 1999's performance. The shares were granted at fair market value on the date of grant, and vest over four years.

         Stock Purchase Plan. The Committee structured a stock purchase plan ("SPP") whereby executives acquired common stock at fair market value by investing their own capital in combination with loans provided by the Company. These full recourse loans are secured by stock, which is held as collateral by the Company. The terms and amounts of existing SPP loans are further described under the summary of Executive Compensation included elsewhere in this Proxy Statement. Certain SPP loans originated during 1993 and 1996 provide for loan forgiveness awards primarily based upon growth in FFO per share and cumulative total shareholder return. In 1999, the Company exceeded the performance target that provides loan forgiveness related to FFO per share growth. Forgiveness amounts related to total shareholder return were not achieved, and accordingly, were not granted. Forgiveness amounts for the executives are reported in the Summary Compensation Table as SPP Loan Awards.

CEO Compensation

         The Committee's policies for determining the CEO's compensation are the same as the other executives. For 2000, the CEO's base compensation remained at 1999's level of $400,000. As a result of 1999 performance, the CEO received an incentive bonus of $520,000 and SPP loan forgiveness of $85,213, and was granted options to purchase 125,000 shares of common stock at an average exercise price of $20.44 per share, the fair market value on the grant dates. In March 2000 the CEO entered into a change of control agreement having an initial term of five years and providing for base salary and benefits for 24 months in the event of a change of control and termination.

                                         REGENCY REALTY CORPORATION
                                         COMPENSATION COMMITTEE
                                             John C. Schweitzer, Chairman
                                             Thomas B. Allin
                                             A. R. Carpenter
                                             John T. Kelley, III

                          COMPARATIVE STOCK PERFORMANCE


         The graph below provides an indicator of cumulative total shareholder returns for Regency as compared with the S&P Stock Index and the NAREIT Equity Index, weighted by market value at each measurement point. The graph assumes that $100 was invested on December 31, 1995 in Regency common shares and that all dividends were reinvested by the shareholder.



                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                      COMPANY, PEER GROUP AND BROAD MARKET

                                                                            Fiscal Year Ending
                                                     -----------------------------------------------------------------
COMPANY/INDEX/MARKET                                  1994       1995       1996       1997       1998       1999

Regency Realty Corporation                           100.00     113.13     190.61     214.13     184.75     181.03
NAREIT Equity Index                                  100.00     115.27     155.92     187.51     154.69     147.54
S&P 500 Index                                        100.00     137.58     169.17     225.61     290.09     351.13




                     ASSUMES $100 INVESTED ON JAN. 01, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1999

                             EXECUTIVE COMPENSATION

                  The following table summarizes the compensation paid or accrued by the Company for services rendered during fiscal 1999, 1998 and 1997 to the Company's Chief Executive Officer and the Company's two other executive officers during the year ended December 31, 1999.


                           SUMMARY COMPENSATION TABLE


                                                                     Long-Term
                                   Annual Compensation              Compensation
                                   -------------------              ------------
                                                                Restricted     Securities
     Name & Principal                                             Stock        Underlying      SPP Loan       All Other
         Position            Year      Salary(1)   Bonus(2)      Awards(3)   Options/SARs(4)   Awards(5)   Compensation(6)
         --------            ----      ---------   --------      ---------   ---------------   ---------   ---------------

Martin E. Stein, Jr.         1999      $ 400,000   $ 520,000     $       0       125,000        $  85,213      $  9,941
   Chairman and Chief        1998      $ 275,000   $ 350,000     $       0       123,596        $ 135,775      $ 14,813
   Executive Officer         1997      $ 275,000   $ 197,500     $ 265,800       232,626        $ 186,338      $ 17,325

Mary Lou Fiala               1999      $ 325,000   $ 360,000     $       0        75,000        $       0      $ 10,021
   President and Chief       1998      $       0   $       0     $ 500,000        87,640        $       0      $      0
   Operating Officer         1997      $       0   $       0     $       0             0        $       0      $      0

Bruce M. Johnson             1999      $ 225,000   $ 175,000     $ 100,000        30,000        $  37,268      $ 11,707
   Managing Director and     1998      $ 190,000   $ 150,000     $ 100,000        29,213        $  60,675      $ 15,870
   Chief Financial Officer   1997      $ 180,000   $ 104,400     $ 132,900       128,390        $  84,083      $ 18,143

-------------------------
(1) Includes amounts deferred under the 401(k) feature of the Company's profit sharing plan.
(2) Bonuses for the year ended December 31, 1999, 1998 and 1997 were paid 100% in cash.
(3) Consists of the fair market value of restricted stock awards in each of the years of grant. 1999 and 1998 awards vest as follows: year 1 - 10%, year 2 - 20%, year 3 - 30%, year 4 - 40%. 1997 awards vest 34%, 33%
        and 33% on the first, second and third anniversary dates of the grant. The executive is entitled to dividends and voting rights on unvested shares. Shares representing the full amount of the awards listed above, held by the named executives are as follows: Mr. Stein, 9,600 shares; Ms. Fiala, 22,472 shares; and Mr. Johnson, 14,341 shares.
(4) The exercise prices of stock option grants are equal to fair market value of the Company's common stock on date of grant.
(5) Represents amounts earned by the named executive officers in the form of loan forgiveness in accordance with the terms of the stock purchase plan that is part of the Company's 1993 Long Term Omnibus Plan, primarily based upon FFO per share growth greater than 7%, annual shareholder return of 15% or more and cumulative shareholder return of 20% or more since January 1, 1996.
(6)     The amounts shown in this column for 1999 include the following:

                                   Life Insurance        Company Contribution to             Other
                                      Premiums         401(k)/Profit Sharing Plan        Compensation
                                      --------         --------------------------        ------------

          Mr. Stein                    $2,941                    $6,000                     $1,000
          Ms. Fiala                    $3,021                    $6,000                     $1,000
          Mr. Johnson                  $4,707                    $6,000                     $1,000

         Stock Purchase Plan. The following table sets forth as of March 1, 2000, the amounts outstanding under the SPP loan program due from each of the Company's executive officers.


                                                                                            Largest Balance
                                     SPP Loan Balance                                  During Fiscal Year Ended
Executive Officer                     March 1, 2000             Interest Rate               December 31, 1999
-----------------                     -------------             -------------               -----------------

Martin E. Stein, Jr.                    $1,257,165                6% - 7.8%                   $1,461,856
Mary Lou Fiala                             N/A                       N/A                          N/A
Bruce M. Johnson                        $  822,657                6% - 7.8%                   $  919,242


         Stock Options. The following table sets forth information concerning the value of unexercised options as of December 31, 1999 held by the executive officers named in the Summary Compensation Table above.


                 AGGREGATED OPTION EXERCISES DURING FISCAL 1999
                        AND OPTION YEAR-END VALUES TABLE




                                 Number of                             Number of             Value of Unexercised
                                   Shares                             Unexercised            In-the-Money Options
                                  Acquired         Value              Options at                     at
                                    Upon         Realized          December 31, 1999          December 31, 1999
                                  Exercise         Upon              Exercisable/               Exercisable/
        Name                      Options        Exercise            Unexercisable              Unexercisable
        ----                      -------        --------            -------------              -------------

Martin E. Stein, Jr.                 0              $0              213,050  (E) /              $25,833 (E) /
                                                                    327,317     U)              $11,850    U)

Mary Lou Fiala                       0              $0               27,830  (E) /                None  (E) /
                                                                    140,731    (U)               $7,216   (U)

Bruce M. Johnson                     0              $0               86,353  (E) /               $8,852 (E) /
                                                                    114,052    (U)               $2,886   (U)

         The following table sets forth information with respect to option grants to the executive officers named in the Summary Compensation Table above during 1999 and the potential realizable value of such option grants.

                        OPTION GRANTS DURING FISCAL 1999


                                                   % of Total Options                                          Hypothetical Value
                             Number of Options          Granted           Exercise Price       Expiration              at
  Executive Officer             Granted(1)            during 1999           ($/share)             Date           Grant Date(2)
  -----------------             -------               -----------           ---------             ----           -------------

Martin E. Stein, Jr.              61,798                  8.6%               $21.0625          7-29-2009            $76,012
                                  63,202                  8.8%               $19.8125          12-14-2009           $77,738
Mary Lou Fiala                    36,517                  5.1%               $21.0625          7-29-2009            $44,916
                                  38,483                  5.3%               $19.8125          12-14-2009           $47,334
Bruce M. Johnson                  14,607                  2.0%               $21.0625          7-29-2009            $17,967
                                  15,393                  2.1%               $19.8125          12-14-2009           $18,933

---------------------
(1) Stock options granted in 1999 vest 25% per year over 4 years. These options, if exercised, may be reloaded, but expire after 10 years. These options also earn dividend equivalents units (DEU) that vest at the same rate as the underlying option. DEU's are credited to the participant's account quarterly based upon the current dividend rate of Regency common stock less the average dividend rate of the S&P 500.

(2) The estimated present value at grant date of each option granted during 1999 has been calculated to be $1.23 using the Black-Scholes option pricing model. The valuation is based upon the following assumptions:

          o   estimated time until exercise of 5.3 years

          o   a risk-free interest rate of 5.7%; a volatility rate of 21%

          o   a dividend yield of 9.2%.

        The approach used in developing the assumptions upon which the Black-Scholes valuation was calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.



         Change of Control Agreements. The Company has entered into change of control agreements with each of the executive officers named in the Summary Compensation Table providing for the executive officer to receive base salary and benefits for 24 months in the event of a change of control and termination. These agreements were effective March 1, 2000 and have an initial term of five years, automatically renewing for successive additional five year terms unless either party gives written notice of non-renewal.

         Compensation of Directors. In 1999, the Company paid an annual fee of $18,000 to each of its non-employee Directors, plus $500 for each Board committee meeting attended. Directors' fees are currently paid in shares of common stock, unless the Director elects to receive the fees in cash. During 1999, Directors could also elect to participate in a stock purchase matching program that provides for a stock value match equal to 50% of the common stock purchased by the Director, limited to a Company match of $10,000 per year. For the year 2000 the stock purchase matching program has been discontinued and the fees for non-employee directors were increased to $28,000 annually.

         Non-employee Directors also receive non-qualified options to purchase 5,000 shares of common stock each year. These options are granted immediately following each annual meeting and also entitle the Director to receive dividend equivalent units on the same basis as employee optionees. The options have a term of ten years, and have an exercise price equal to the greater of the fair market value of the common stock on the date of grant or the average trading price of the common stock for the 20 business days preceding the date of grant. Beginning with the options granted in 1999, the annual options vest 25% on each of the first four anniversary dates of the grant, and will become fully vested upon the involuntary termination, death or disability of the Director. Options granted prior to 1999 became fully vested one year after grant.

Compensation Committee Interlocks
and Insider Participation

         During the year ended December 31, 1999, Martin E. Stein, Chairman and Chief Executive Officer of the Company, served on the board of Directors of FRP Properties, Inc. Edward L. Baker, Chairman of the Board of FRP Properties, Inc. was a member of the Company's Compensation Committee until his retirement. Mr. Baker retired from the Company's Board of Directors effective February 28, 1999, the date of the merger with Pacific Retail Trust.

                              CERTAIN TRANSACTIONS

         The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

         Management Services for Barnett Bank Plaza. The Company, through its affiliate, Regency Realty Group, Inc. (the "Management Company"), has provided management and leasing services for Barnett Bank Plaza. All of such services were provided on terms and conditions no less favorable to the Management Company than the terms and conditions on which the Management Company provides similar services to third parties. This arrangement was terminated in 1999. The Audit Committee of the Board of Directors was required to review annually the terms and conditions on which such services were provided. During the year ended December 31, 1999, prior to termination of the arrangement, Barnett Bank Plaza paid the Management Company an aggregate of $111,550 for such services. Barnett Bank Plaza is owned by RSP II Barnett Bank Plaza, Ltd., a limited partnership indirectly controlled by Martin E. Stein, Jr. and his family, and in which certain executive officers of the Company also have an indirect ownership interest.

         Cost Sharing Arrangement with Management Company. The Company manages, leases and develops properties under employee and cost sharing arrangements with the Management Company. The Regency Group, Inc. owns 93% of the voting common stock of the Management Company, and the Company, through its investment in Regency Centers, L.P., owns 100% of the Management Company's non-voting preferred stock and 7% of its voting common stock. The cost sharing arrangements are based on allocations of management time and general overhead made on an arm's-length basis and are in compliance with applicable regulations of the Internal Revenue Service. All such cost sharing arrangements must be reviewed annually by the Audit Committee of the Board of Directors, and any changes in such arrangements must be approved by a majority of the Company's independent Directors. Under generally accepted accounting principles, all items of income and expense of the Management Company are consolidated with the Company and included in the Company's financial statements, net of inter-company transactions.

         Transactions with SC-USRealty. In September 1999, the Company paid Security Capital Markets Group, an affiliate of SC-USRealty ("SC Markets Group"), a placement fee of $750,000 for its services as financial advisor in connection with the sale of $50 million of 9.125% Cumulative Redeemable Preferred Units of limited partnership interest in Regency Centers, L.P., the Company's operating partnership.

         In connection with the merger of Pacific Retail Trust into the Company in February 1999, the Company engaged SC Markets Group to solicit shareholder proxies for approval of the merger. SC Markets Group was paid $250,000 for their solicitation services.

         In September 1999, Regency entered into an agreement with SC Markets Group to act as its broker in connection with the repurchase of $65 million of Regency common stock. During the period October 1999 through February, 2000, Regency paid fees to SC Markets Group related to the stock buyback program of $.05 per share or $157,707.

         In October, 1999, Regency entered into an agreement with SC Markets Group whereby SC Markets Group will act as Regency's financial advisor in connection with identifying alternative sources of capital including arranging and structuring a joint venture or fund that owns grocery-anchored shopping centers. Fees paid to SC Markets Group, if any, will be based upon a percentage (a range of 2% - 3%) of capital raised.

         The Company has an administrative services agreement with SC Group Incorporated, an affiliate of SC-USRealty, to provide risk management, property tax, and income tax consulting services. During 1999, the Company paid SC-Group Incorporated approximately $100,000 for these services.

         In December 1999, Regency paid SC Markets Group a 1.5% fee of the gross sales price of MacArthur Park as consideration for its assistance in identifying a purchaser. The fee approximated $300,000.

         As successor by merger to Pacific Retail, the Company became the owner of all of the outstanding non-voting stock in PRT Development Corporation, Pacific Retail's management company, in which Security Capital Holdings, S.A. was the owner of all of the outstanding voting stock. In December 1999, the Management Company purchased the voting stock held by Security Capital Holdings S.A. for $272,000.



                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has selected the firm of KPMG LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31,

2000. That firm has served as the auditors for the Company since 1993. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxy to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                              SHAREHOLDER PROPOSALS

         Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the year 2001 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 5, 2000. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials. Notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by the Company after December 5, 2000, and the persons named in proxies solicited by the Company's Board for its Annual Meeting of shareholders to be held in 2001 may exercise discretionary voting power with respect to any such proposal as to which Regency does not receive timely notice. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report for the year ended December 31, 1999 accompanies this Proxy Statement. Additional copies may be obtained by writing to Lesley Stocker, at the Company's principal executive offices, at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202.

                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

         SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED. IF SUBMITTING YOUR PROXY VIA THE INTERNET PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD CAREFULLY.

                           REGENCY REALTY CORPORATION
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 3, 2000


         The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, appoints Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Realty Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 3, 2000, and any and all adjournments thereof, in the manner specified.

         1. Election of four Class I Directors nominated by the Board of Directors - (01) Mary Lou Fiala, (02) Douglas S. Luke, (03) Lee S. Wielansky and
(04) Terry N. Worrell.

         [_] FOR all           [_] WITHHOLD           INSTRUCTION: To withhold authority to vote for any
         nominees listed        AUTHORITY             individual nominee, write that nominee's name in the space
         (except as marked      to vote for           provided below.)
         to the contrary        all nominees.
         to the right).
                                                      -------------------------------------------------------------

 (Continued and to be SIGNED and dated on the reverse side.)

                          (Continued from reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ELECTION OF EACH NOMINEE.

                  Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Dated:________________, 2000
                                          ________________________________(SEAL)


                                          ________________________________(SEAL)


(Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)